Exhibit 10.21

Summary of Director Compensation

In 2008, the board of directors approved the following annual compensation to directors who are not employees:

Cash compensation

•	Annual retainer, paid in four equal quarterly installments, for serving as a member of the board of directors as follows:

•	$55,000 for the chairman of the board

•	$35,000 for all other non-employee directors

•	A one-time “Startup Year Fixed Meeting Fee Retainer” in the amount of $15,000 per non-employee director

•	Annual retainer, paid in four equal quarterly installments, for serving on a committee of the board of directors as follows:

•	$20,000 for serving as the chairman of the audit committee

•	$20,000 for serving as the chairman of the compensation committee

•	$10,000 for serving as the chairman of the corporate governance and nominating committee

•	$10,000 for serving as a member of the audit committee

•	$10,000 for serving as a member of the compensation committee

•	$5,000 for serving as a member of the corporate governance and nominating committee

•	Reimbursement for customary and usual travel expenses

Stock compensation

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Upon the date on which a person first becomes a non-employee director, such non-employee director will receive a one-time stock option grant to purchase 60,000 shares of Macrovision common stock pursuant to the 2008 Equity Incentive Plan

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Upon the conclusion of our annual meeting of stockholders each year, each non-employee director, if he or she continues serving as a member of the board of directors, will each receive an additional annual stock option grant to purchase 30,000 shares of Macrovision common stock pursuant to the 2008 Equity Incentive Plan